                                              Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-156357

COMMONWEALTH INCOME & GROWTH FUND VII, LP

SUPPLEMENT NO. 1
DATED APRIL 9, 2010

TO PROSPECTUS DATED
NOVEMBER 13, 2009

Summary

We are providing you with this supplement, dated April 9, 2010, to update and revise the prospectus dated November 13, 2009. This Supplement No. 1 forms a part of, and must be accompanied or preceded by, the prospectus.

The purposes of this supplement are to:

•	Describe the current status of the offering;

•	Describe certain equipment acquired by CIGF7; and

•	Update the Investor Suitability Standards section of the prospectus.

You should thoroughly review the prospectus and this Supplement No. 1 prior to subscribing for units.

Status of the Offering

Our first escrow closing took place on March 31, 2010, at which point we had received subscriptions for $1,194,000 in Units from 52 investors, thereby surpassing the minimum offering requirement of $1,150,000 needed to break escrow.

Equipment Acquisitions

           Also on March 31, 2010, we acquired interests in two schedules of leased equipment, for an aggregate purchase price to CIGF7 of $663,173.78, as more particularly described in the table below:

Manufacturer	Equipment Description	Equipment Type	No. of Schedules	Cash	Debt Assumed	Total Equipment Cost	Acquisition Fee Paid toGeneral Partner
Rohde & Schwarz	CTRU-W and CRTU-G Test equipment	Wireless Protocol Verification Equipment	2	$663,173.78	-	$663,173.78	$26,526.95

Other than the Acquisition Fee noted above, no other fees were paid to the general partner or its affiliates in connection with the purchase of the equipment listed above.

Investor Suitability Standards (page 1)

Notice to Massachusetts Investors:  Investors in Massachusetts must have a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND an annual gross income of at least $100,000, OR a net worth (exclusive of home, home furnishings and automobiles) of at least $350,000.  Also, it is recommended by the Massachusetts Securities Division that Massachusetts investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments.  Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.